Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW ATHLETICS, INC.

(as hereby amended, Aviza Technology, Inc.)

(a Delaware corporation)

Jerauld J. Cutini, President and Chief Executive Officer of New Athletics, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.  The Corporation is a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”).

2.  The name of the Corporation is New Athletics, Inc.

3.  The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 8, 2004 (the “Certificate of Incorporation”).

4.  This Amended and Restated Certificate of Incorporation (the “Amended Certificate”) was duly adopted in accordance with Sections 141, 242 and 245 of the DGCL.

5.  This Amended Certificate amends and restates the Certificate of Incorporation to read in its entirety as follows:

I.

“The name of this corporation is Aviza Technology, Inc. (the “Corporation”).

II.

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A.  CLASSES OF STOCK.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation shall have authority to issue is one hundred-five million (105,000,000) of which (i) one hundred million (100,000,000) shares shall be Common Stock, $0.0001 par value per share (the “Common Stock”) and (ii) five million (5,000,000) shares shall be shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

B.   PREFERRED STOCK.  Subject to the limitations and in the manner provided by law, the Board of Directors of the Corporation (the “Board of Directors”) or a duly-authorized committee of the Board of Directors, in accordance with the laws of the State of Delaware, is hereby authorized to, from time to time, provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as the “Preferred Stock Designation”), setting forth such resolution, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following: (i) the designation of the series, which may be by distinguishing number, letter or title; (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation or the DGCL) increase or decrease (but not below the number of shares thereof then outstanding); provided that in case the number of shares of any series shall be so decreased, the shares constituting such decrease shall upon the taking of any action required by applicable law resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series as well as the number of shares authorized for issuance in each series; (iii) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or non-cumulative; (iv) dates at which dividends, if any, shall be payable; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series; (vii) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and the relative rights of priority, if any, of payment of shares of that series; (viii) whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; (ix) the voting rights, if any, of the holders of shares of the series generally or upon specified events and (x) any other rights, powers, preferences of such shares as are permitted by law.

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its Board of Directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.  BOARD OF DIRECTORS.

1.  POWERS; NUMBER OF DIRECTORS.  The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the Corporation; provided, however, that the number of directors which shall constitute the whole Board of Directors shall not be fixed at less or more than seven (7) prior to the third (3rd) anniversary of the Effective Time (as such term is defined in that certain Agreement and Plan of Merger dated as of March 14, 2005, by and among Trikon Technologies, Inc., a Delaware corporation (“Trikon”), Aviza Technology, Inc., a Delaware corporation (“Aviza”), the Corporation, Baseball Acquisition Corp. I, a Delaware corporation and a wholly owned subsidiary of the Corporation, and Baseball Acquisition Corp. II, a Delaware corporation and a wholly owned subsidiary of the Corporation (the “Merger Agreement”)), except upon the recommendation of a majority of the Board of Directors, including a majority of the Trikon Designees (as such term is defined in that certain Stockholder Agreement dated as of March 14, 2005, by and among the Corporation, Trikon and VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P. and VantagePoint Venture Partners IV Principals Fund, L.P. (the “Stockholder Agreement”)).

2.  ELECTION OF DIRECTORS.

a.  Subject to the special rights of the holders of any class or series of stock to elect directors, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors such that Class I, Class II and Class III shall each consist of an equal number of Directors to the extent practicable. At the first annual meeting of stockholders following the Effective Time, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the second annual meeting of stockholders following the Effective Time, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the third annual meeting of stockholders following the Effective Time, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting.

b.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain a number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

c.  Until the second (2nd) annual meeting of the stockholders of the corporation held after the Effective Time, there shall be a special nominating committee of the Board of Directors (the “Special Nominating Committee”), the members of which Special Nominating Committee shall initially be Jerauld J. Cutini and Robert R. Anderson, the sole power and authority of which shall be to recommend, for the nomination by the Board of Directors, the persons who are to replace the Trikon Designees in the event of a vacancy on the Board of Directors created as a result of the death, resignation, retirement, disqualification or removal for Cause (as such term is defined in the Stockholder Agreement) of any such Trikon Designee during the time periods and as otherwise provided in Sections 2.2(a)(x) and (b)(x) of the Stockholder Agreement.

3.  REMOVAL OF DIRECTORS.

a.  Neither the Board of Directors nor any individual director may be removed without cause.

b.  Subject to any limitation imposed by law, any director may be removed with cause by the holders of at least seventy-five percent (75%) of the voting power of the Corporation entitled to vote at an election of directors.

4.  VACANCIES.  Any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled by a majority of the members of the Incumbent Board then in office, even though less than a quorum of the Board of Directors, and not by the stockholders; provided, however, that any such vacancies shall be filled in accordance with the Sections 2.2(a)(x) and (y) and Sections 2.2(b)(x) and (y) of the Stockholder Agreement to the extent such Sections or subsections are applicable at the time of the filling of such vacancy. The newly created or eliminated directorships resulting from such increase or decrease shall, if reasonably possible, be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent reasonably possible, consistent with the foregoing, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the members of the Incumbent Board then in office, although less than a quorum. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled. Any director elected in accordance with this section shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. The “Incumbent Board” shall mean those directors of the Corporation who, as of the Effective Time, constitute the Board of Directors of the Corporation, provided that (i) any person becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or (ii) any person appointed by the Incumbent Board to fill a vacancy, shall also be considered a member of the Incumbent Board of the Corporation.

5.  CERTAIN RESTRICTIONS ON ACTIONS OF THE BOARD OF DIRECTORS.

a.  Until the first (1st) anniversary of the Effective Time, the Board of Directors shall not approve any action relating to a reduction in the number of employees at (i) Trikon’s manufacturing facility in Newport, South Wales (excluding the sheet metal and machining shop) that would result in a reduction of payroll expenses in excess of twelve percent (12%) of the payroll expenses attributable to such facility at the Effective Time, unless such amendment is recommended by a majority of the Board of Directors, including a majority of the Trikon Designees or (ii) Aviza’s manufacturing facility located at Scotts Valley, California that would result in a reduction of payroll expenses in excess of twelve percent (12%) of the payroll expenses attributable to such facility at the Effective Time, unless such amendment is recommended by a majority of the Board of Directors, including a majority of the Aviza Designees (as such term is defined in the Stockholder Agreement).

b.  Until nomination of directors by the Board of Directors for the first annual meeting of the stockholders of the Corporation following the Effective Time (which first annual meeting shall not be held prior to the thirteen-(13)-month anniversary of the Effective Time), the Board of Directors shall take no action inconsistent with Section 5.17 of the Merger Agreement.

c.  Any transaction between the Corporation or any of its affiliates (other than VantagePoint Venture Partners), on the one hand, and VantagePoint Venture Partners or any of its affiliates (other than the Corporation or any of its affiliates), on the other hand, must be approved by the affirmative vote of a majority of the members of the Board of Directors who are not affiliated with VantagePoint Venture Partners.

B.  ACTION BY STOCKHOLDERS.

1.  Special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time by a majority of the Board of Directors, the Chairman of the Board of Directors or the President of the Corporation. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

2.  No action shall be taken by the stockholders by written consent in lieu of a meeting at any time in which VantagePoint Venture Partners and its affiliates do not hold at least forty percent (40%) of the outstanding common stock of the Corporation on a fully-converted-to-common stock basis. Except as set forth in the immediately preceding sentence, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of the stockholders of the Corporation.

3.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

C.  BYLAWS.

1.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, adopt, alter, amend, change or repeal the bylaws of the Corporation by resolutions adopted by the affirmative vote of a majority of the entire Board of Directors, subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board of Directors.

2.  Stockholders may not make, adopt, alter, amend, change or repeal the bylaws of the Corporation except upon the affirmative vote of at least seventy-five percent (75%) of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

VI.

The Corporation is to have perpetual existence.

VII.

A.    The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL, as the same may be amended or supplemented.

B.    If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

C.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person in such proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section G of this Article VII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in advance by the Board of Directors.

D.    The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

E.     If a claim for indemnification or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

F.     The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized in advance by the Board of Directors.

G.    The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

H.    The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, the by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

I.      The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

J.     The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation that it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VII; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VII.

K.    Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Covered Person and such person’s heirs, executors and administrators.

VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, no amendment, alteration, change or repeal may be made to Article V or this Article VIII without the affirmative vote of the holders of at least 75% of the outstanding voting power of the Corporation, voting together as a single class.”

*****

This Amended and Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors and by the necessary percentage of voting power of the Corporation’s voting securities in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, New Athletics, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Jerauld J. Cutini, its President and Chief Executive Officer, on this 1st day of December 2005.

NEW ATHLETICS, INC.

By:	/s/ Jerauld J. Cutini
Jerauld J. Cutini
President and Chief Executive Officer